Exhibit 10.2
June 28, 2006
Via E Mail
Mr. Robert A. Zummo
Chairman and CEO
Valentec Systems, Inc.
2629 York Avenue
Minden, LA 71055
Re: Proposed Credit Facility for Valentec Systems, Inc.
Dear Bob:
We are pleased to outline the terms of a senior credit facility in the aggregate principal amount of $10,000,000 (the “Credit Facility”) proposed by Rockland Credit Finance, LLC (“Lender”). The Credit Facility will be provided to Valentec Systems, Inc. (“Borrower”) and will be used to expand Borrower’s current factoring facility with Lender and for Borrower’s on going working capital requirements.
We would like to emphasize that this letter is a commitment on the part of Lender subject to the completion of amendments to the current Agreement between the parties.

Borrower:	Valentec Systems, Inc. and subsidiaries.

Lender:	Rockland Credit Finance, LLC

Total Facility:	A two-year secured Credit Facility in the aggregate not to exceed $10,000,000. Lender will consider increases in the Total Facility up to $15,000,000 within the collateral formulas provide below without additional origination fees during the term of this Facility.

Revolver:	Lender will make available to Borrower a secured Revolving Factoring Facility (the “Revolver”) of up to an aggregate amount of $10,000,000 based upon an advance rate of up to 90% of the net amount of “eligible” billed accounts receivable and up to 70% of the net amount of “eligible” unbilled receivables. The Revolver will have a term of two (2) years commencing on the initial funding date of the Credit Facility (“Closing Date”). Eligible billed and unbilled accounts are those that meet Lender’s customary eligibility and reserve requirements. The facility will include a sub-limit of $7,000,000 for advances against unbilled receivables.

Mr. Robert A. Zummo
June 28, 2006, Page 2 of 9

Letters of Credit Guarantees:	As part of the Credit Facility, Lender will make available to Borrower guarantees, in an aggregate amount not to exceed $3,000,000 of the Borrower’s obligations to banks that issue Letters of Credit; provided that such Letters of Credit, including the amount and terms, are acceptable to Lender. The outstanding face amount of all guaranteed Letters of Credit will be reserved against availability under the Revolver.

Security:	All of Borrower’s obligations to Lender under the Credit Facility will be secured by a first priority, senior, valid and perfected security interest in and lien upon essentially all of Borrower’s now owned and all hereafter acquired real and personal property, all insurance, other proceeds, all books and records relating to any of the foregoing (“the Collateral”). Liens on the Collateral in favor of persons other than Lender will be prohibited.

Guarantee:	Lender will require a Validity Guarantee from Robert A. Zummo (CEO) and The Chief Financial Officer of the Borrower or their respective successors.

Key Man Life Insurance:	The Borrower will arrange a term Key Man Life Insurance Policy on Robert A. Zummo of $3,000,000 which shall be assigned to Lender to be applied first to the Revolving Factoring Facility and then to any other debt of the Borrower, with any remainder to be returned to the Borrower within 90 days. Should Mr. Zummo cease to be employed by the Borrower, at Lender’s sole discretion, after receipt of a similar policy on covering the new CEO, the policy will be returned.
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 3 of 9

Terms of the Credit Facility Interest Rates:

Revolver:	Borrower will pay interest and fees as follows: On funds employed (interest) the sum of Prime Rate as issued by The Wall Street Journal + 2% or 10% (whichever is the greater) together with (Fees) of: a) 0.0167% per day on the face value of each billed invoice, and b) 0.022% per day on the total amount of unbilled receivables as evidenced by Borrower’s Unbilled Receivables Report. The Fees will be calculated in the case of a) billed invoices from the date funds are taken down by Borrower to the date of receipt of cleared funds from collection of those invoices; and in the case of b) unbilled receivables, from the date of each unbilled receivable report is received until the date the subsequent unbilled receivable report is received.

Interest and Fees will be payable in arrears commencing the first day of the period following the initial funding under the Credit Facility, and would be calculated daily on the basis of a 360-day year for the actual number of days elapsed.

Collections:	All of Borrower’s customers will be directed to make all payments to a lock box depository account at a bank acceptable to Lender for forwarding to a Lender depository account at the same bank. Such funds shall be applied to Borrower’s obligations. For the purpose of calculating interest, all proceeds received by Lender will be credited to Borrower’s loan account on the third business day after Lender’s receipt of immediately available federal funds.

Fees:

Closing:	There will be no closing fee.

Commitment:	If Borrower requests a commitment letter and Lender in its sole discretion issues a commitment letter, Borrower will pay a non-refundable Commitment Fee of $20,000 upon issuance of Lender’s commitment. Upon the closing of the Credit Facility, the Commitment Fee shall be applied to the account to offset interest and fees arising in the normal course of business.

Unused Facility:	There will be no unused facility fee.
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 4 of 9

Letter of Credit:	Borrower will pay a Letter of Credit Guaranty Fee for the period(s) such guarantees are outstanding in an amount equal to 3.0% per annum of the average undrawn face amount of all such Letters of Credit guaranteed by Lender. The fee shall be payable monthly in arrears. In addition, Borrower will pay all ordinary and customary expenses due to banks for any Letters of Credit issued for Borrower’s account.

Collateral Management:	There will be no collateral management fee.

Audit:	$1,000 per audit day per auditor, plus reasonable out-of-pocket expenses.

Other:	Borrower will pay all exchanges on checks, charges for returned items and all other bank charges as well as Lender’s standard wire transfer fee for each wire transfer.

Prepayments:	Borrower may prepay the entire Credit Facility in full at any time provided that with such payout Borrower pays, as liquidated damages, a termination fee on the total committed Credit Facility equal to 1.5% in the first year and .75% in the second year and any subsequent renewal periods. For the avoidance of any doubt, based on an initial Credit Facility amount of $10,000,000, the prepayment termination fee in year one would be only $150,000. In year two and thereafter it would be only $75,000. Again, for the avoidance of doubt, if the Credit Facility increased in the first year to $15,000,000, then the prepayment termination fee during the remainder of the first year would be $225,000; in year two and thereafter it would be $112,500.

Participants:	Lender retains the right to sell or assign participations in the Credit Facility to one or more other lenders, or to add one or more co-lenders to the Credit Facility. Borrower will be advised of such participants and / or co-lenders in advance and Borrower will cooperate with Lender in supplying information and participating in meetings in order to facilitate participant / co-lender involvement.

Representations, Warrants and Covenants:	Standard representations and warranties and negative, affirmative, financial and other covenants appropriate to the transaction, including, but not limited to the following:
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 5 of 9

No other debt except for trade debt and retiring current note obligations incurred in the normal course of business and other obligations first consented to by Lender, which shall not be unreasonably withheld.

No mergers, acquisitions, divestitures, change of business or creation of a new subsidiary without Lender’s prior written consent, which shall not be unreasonably withheld.

No repurchase or redemption of any outstanding stock without Lender’s written consent, which shall not be unreasonably withheld.

Maintenance of insurance satisfactory to Lender.

Prohibitions of other liens on assets or asset sales without Lender’s written consent.

Prohibition of changes in management, ownership or control of Borrower without Lender’s prior written consent, which shall not be unreasonably withheld. No changes in Senior management without Lenders subsequent notification. In particular, for the avoidance of any doubt, the departure of Robert A. Zummo from the position of CEO would be an event of default requiring all amounts then outstanding under the Credit Facility to become immediately due and payable in full.

Maintenance of all necessary licenses and permits.

Financial Reporting:	Monthly financial statements including Balance Sheet, Income Statement and Cash Flow Statements, 10-Q certified by Borrower’s Chief Financial Officer and 10-K annual financial statements certified by independent certified public accountants. Annual business and financial plan, including monthly Income Statement, Balance Sheet and Cash Flow Statement for the succeeding 12 months in form satisfactory to Lender, at least 90 days prior to fiscal year end.

Collateral Reporting:	Information concerning billed and unbilled accounts receivable, inventory, machinery and equipment as Lender may require. All other business and financial information, as well as access to Borrower’s properties, books and records, as Lender may require.
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 6 of 9

Conditions precedent:	On or before the Closing Date, the following conditions precedent would have to have been satisfied in a manner satisfactory to Lender.
1.	No material adverse change, as determined by Lender, in the condition or operations, financial or otherwise, of Borrower shall have occurred during the period commencing on the date of this letter and ending on the Closing Date (“Interim Period”).

2.	There shall not have been instituted or threatened, during the Interim Period, any material, as determined by Lender, litigation or proceeding in any court or administrative forum to which Borrower is or is threatened to be a party.

3.	On the Closing Date, all of the assets supporting Lender’s advances under the Loan Agreements with Borrower shall be sufficient in value and provide Borrower with sufficient working capital to enable it to profitably operate its business. Borrower will have not less than $250,000 in excess availability at the Closing Date.

4.	All financing statements and mortgages relating to the collateral shall have been filed or recorded. Lender shall have obtained title insurance commitments issued by insurers acceptable to Lender containing only such exceptions as are acceptable to Lender and containing such endorsements as may be required by Lender.

5.	Borrower shall have executed, or caused to be delivered to Lender, all in form and substance acceptable to Lender and its counsel, all instruments, documents, agreements, assignments, mortgages, waivers, security agreements, financing statements, guarantees, certificates, opinions, endorsements and assurances (the “Loan Agreements”) as Lender and its counsel might reasonably request in connection with the funding of the secured transaction proposed by this letter.
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 7 of 9

Expenses:	By acceptance of this proposal letter, Borrower agrees to pay on demand all reasonable costs, fees and expenses incurred or to be incurred by Lender in connection with the examination, review, documentation, syndication and/or closing of the Credit Facility, including but not limited to, per diem charges of Lender’s internal auditors, fees and expenses of outside counsel; consultant, appraiser and auditor fees and expenses; and all other out-of-pocket expenses relating to any of the foregoing, including, without limitation, title commitment and insurance fees, lien and corporate search and filing fees.

The obligations of Borrower described in this section are independent of all other obligations of Borrower hereunder and under the Loan Agreements, shall survive the expiration of this proposal, and shall be payable whether or not the secured financing transaction contemplated by this letter shall close unless termination and failure to close is a unilateral decision by the Lender.

Deposit:	Rockland is charging Borrower’s factoring reserve $50,000 upon delivery of this proposal letter as a Good Faith Deposit (‘Deposit”). The Deposit will be returned at such time as: (i) the financing transaction being considered has been closed and Rockland has provided the financing; (ii) the legal expenses of Rockland’s outside counsel have been paid by Borrower; and (iii) all of Rockland’s other reimbursable internal and out-of-pocket expenses incurred in connection with the financing have been reimbursed. If Borrower chooses not to close the financing with Lender the Deposit will be retained as compensation to Lender for time and effort spent in preparing and obtaining approval for the Credit Facility outlined herein.

Prior Agreement:	This proposal does not amend or supersede any of the conditions existing in the Master Factoring Agreement between the parties dated August 30, 2005. Once accepted by both parties and with final approval of the closing documents, the terms and conditions in the closing documents will replace the Master Factoring Agreement and associated amendments mentioned above in its entirety.
This letter has been issued in reliance upon the accuracy of all information furnished to Lender by or on behalf of Borrower.
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 8 of 9
In the event that any law or regulation affecting Lender’s entering into the secured financing transaction contemplated hereby shall impose upon Lender any material obligation, fee, liability, loss, costs, expense or damage which is not contemplated by this letter, the proposal evidenced by this letter may be terminated by Lender.
This letter is delivered to Borrower on the condition that neither it nor its substance shall be disclosed to any third party except those who are in a confidential relationship to Borrower or where required by law. No disclosure may be made to any other financial institution.
Please note that this proposal is available for acceptance only through our close of business on Thursday June 29, 2006. The terms of this proposal may be modified only in writing by a letter signed by us. Borrower’s acceptance indicated by signing and returning the enclosed copy of this letter on or before June 29, 2006 will allow us to initiate the transaction’s approval process.
Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.

Mr. Robert A. Zummo
June 28, 2006, Page 9 of 9
Bob, we sincerely appreciate the opportunity to structure a financing package to meet your needs, and we are looking forward to continuing our fine working relationship with you and your fine staff at Valentec. If you have any questions about the terms and conditions of this financing proposal please call me at once.
Very truly yours,
Rockland Credit Finance LLC

By:	/s/ John Fox

John Fox
Accepted:
Valentec Systems, Inc.

By:	/s/ Robert A. Zummo

Robert A. Zummo, President

Date:

Rockland Credit Finance, LLC Confidential Financing Proposal to Valentec Systems, Inc.